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                            MOORE CORPORATION LIMITED
           EXHIBIT 11 - CALCULATION OF EARNINGS AND EARNINGS PER SHARE
          UNDER UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                      (Expressed in United States currency)



                                                   2000                       1999                       1998
                                                   ----                       ----                       ----
Net earnings (loss) as determined
under United States generally
accepted accounting principles
(000's)(1)                                      $   (45,304)               $    72,884                $ (454,142)
                                               =======================    =======================    =======================


Weighted average number of
shares outstanding
       - Basic                                   88,456,940                 88,456,940                 88,455,512
       - Diluted                                 89,284,486                 89,209,291                 89,013,151

Earnings (loss) per share
       - Basic                                  $    (0.51)                $      0.82                $    (5.13)
                                               =======================    =======================    =======================
       - Diluted                                $    (0.51)                $      0.82                $    (5.13)
                                               =======================    =======================    =======================




(1) Refer to Note 25 of the Notes to the Consolidated Financial Statements on pages 51 to 55 of the Moore Corporation Limited 2000 Annual Report to Shareholders.






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